Exhibit 107.1

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Issuer:

Lennox International Inc.

Guarantors:

Advanced Distributor Products LLC

Allied Air Enterprises LLC

Heatcraft Inc.

Heatcraft Refrigeration Products LLC

Heatcraft Technologies Inc.

Lennox Global LLC

Lennox Industries Inc.

Lennox National Account Services Inc.

Lennox National Account Services LLC

Lennox Procurement Company Inc.

Lennox Services LLC

LGL Australia (US) Inc.

LGL Europe Holding Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Debt	5.500% Senior Notes due 2028	457(r)	$500,000,000	99.896%	$499,480,000	0.0001102	$55,042.70

Other	Guarantees of 5.500% Senior Notes due 2028	457(n)(1)	—	—	—	—	—

Total Offering Amounts					$499,480,000		$55,042.70

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$55,042.70

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

(1)

No separate consideration will be received for the guarantees of the debt securities being registered. In accordance with Rule 457(n) under the Securities Act of 1933, as amended (the “Securities Act”), no registration fee is payable with respect to the guarantees.

(2)

This filing fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Company’s Registration Statement on Form S-3 (File No. 333-268030) in accordance with Rules 456(b) and 457(r) under the Securities Act.